UNITED STATES

SECURITIES  AND  EXCHANGE  COMMISSION

Washington, D.C. 20549

________________________________________

FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

________________________________________

AMENDMENT  NO.  5  TO

ANNUAL  REPORT

of

PROVINCE  OF  BRITISH  COLUMBIA

(Canada)

(Name of Registrant)

_________________________________________

Date of end of fiscal year to which the Annual Report relates: March 31, 2025

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Title of Issue	Amounts as to Which Registration is Effective	Names of Exchanges on Which Registered
N/A	N/A	N/A

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

Susannah Pierce

Consul General of Canada
466 Lexington Avenue, 20th Floor

New York, New York 10017

___

Copies to

Jason R. Lehner A&O Shearman Commerce Court West 199 Bay Street Suite 4405 Toronto, Ontario M5L 1E8 (416) 360-2974	Ministry of Finance Provincial Treasury Debt Management Branch 620 Superior Street P.O. Box 9423, Stn Prov Govt Victoria, British Columbia V8W 9V1 (778) 698-5908

*The Registrant is filing this amendment to its annual report on a voluntary basis.

PROVINCE OF BRITISH COLUMBIA

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report (the "Annual Report") for the fiscal year ended March 31, 2025 on Form 18-K as set forth below:

The following additional exhibit is added to the Annual Report:

Exhibit 99.11	First Quarterly Report, September 2026, Fiscal Plan Update 2026/27 - 2028/29, 2026/27 Economic Outlook and Financial Forecast & Three Month Results April - June 2026

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, at Victoria, British Columbia, Canada, on the 17th day of September, 2026.

PROVINCE OF BRITISH COLUMBIA (Name of registrant)

By:	/s/ Sam Myers
Name:	Sam Myers
Title:	Executive Director, Debt Management Branch Provincial Treasury Ministry of Finance

EXHIBIT INDEX

Exhibit 99.11	First Quarterly Report, September 2026, Fiscal Plan Update 2026/27 - 2028/29, 2026/27 Economic Outlook and Financial Forecast & Three Month Results April - June 2026